Exhibit 99.1

News Release

IGT Announces Fifth Consecutive Quarterly Dividend Increase

(LAS VEGAS — November 15, 2013) — International Game Technology (NYSE: IGT) announced today that its Board of Directors declared a cash dividend of $0.11 per share on its common stock, a 57% increase compared to the dividend paid in the same quarter last year. This marks the 43rd consecutive quarter that the Company has paid a dividend, which is currently the longest streak in the gaming industry.

“We are pleased to announce our fifth consecutive quarterly dividend increase,” said Patti Hart, CEO of IGT. “This action reflects the confidence we have in our financial performance and demonstrates our responsible and consistent return of capital to our shareholders.”

The dividend is payable on January 3, 2014 to shareholders of record on December 20, 2013.

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About IGT

International Game Technology (NYSE: IGT) is a global leader in casino gaming entertainment and continues to transform the industry by translating casino player experiences to social, mobile and interactive environments for markets around the world. IGT’s acquisition of DoubleDown Interactive provides engaging social casino style entertainment to more than 6 million players monthly. More information about IGT is available at IGT.com or connect with IGT at @IGTNews or facebook.com/IGT. Anyone can play at the DoubleDown Casino by visiting http://apps.facebook.com/doubledowncasino or doubledowncasino.com

IGT Contacts:

Michael Greene

Senior Manager, Investor Relations

Kate Pearlman

Vice President, Investor Relations and Treasury

+1 866-296-4232